CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into the 30th day of December, 2011 by and between DSL Products Ltd., a corporation formed under the laws of the Province of Ontario (hereinafter referred to as "DSL"), and Cindy Kelly and Associates, an Ontario business (#831933874), hereinafter referred to as "Contractor"),

RECITALS

A.	DSL wishes to contract the Contractor, and be assured of its right to her services upon the terms and conditions hereinafter set forth;

B.	Contractor is in the business of providing on-site management and administrative services to its clients and is willing to be contracted by DSL upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the recitals, the promises, covenants, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.	Contract for Service: DSL hereby contracts Contractor to provide said services. In this capacity, Contractor is charged with the following duties and responsibilities:

	a)	Responsibility to manage and direct the business of DSL with respect to specific management and territory objectives as set out by DSL management and agreed to by Contractor.

	b)	Provide office and administrative facilities to DSL

	c)	Booking additional opportunities for DSL.

2.

Contract Term: DSL hereby contracts the Contractor and the Contractor hereby agrees to serve DSL pursuant to the terms and conditions of the Agreement commencing upon the execution hereof. This Contract Agreement shall terminate only pursuant to the provisions of "C" of Recitals and Sections 9 hereof. Hereinafter such period of service is referred to as the "Contract Term".

3.

Acceptance of Contract and Extent and Place of Service: Contractor hereby agrees that it will provide said services for DSL during the Contract Term for the compensation set forth herein, and that it will well and faithfully perform the duties and responsibilities of such contract. Contractor further agrees that it shall devote such business hours, to the business of DSL as are required. DSL's obligations pursuant to this agreement shall be borne directly by DSL. Contactor will provide DSL with office facilities and administrative support. All expenses for office and administrative support will be for the account of Contractor.

4.

Basic Compensation: As compensation for the services to DSL during the Contract Term, the Contractor shall receive an aggregate annual base fee per year of $75,000.00. Said fee shall be paid on a monthly basis. All references to compensation and expenses are herein expressed in Canadian dollars. Payment of said fees shall include appropriate federal and sales taxes.

7.

Expenses During the Contract Term: DSL shall reimburse Contractor for any expenses over and above the base fee reasonably incurred by Contractor on behalf of DSL in connection with the performance of its services thereunder, provided the same are supported by sufficient documentation as to allow DSL to expense the same on its federal income tax return. All such expense reports will be submitted to DSL's representative to review and approve such expense reports.

8.	Termination: This agreement and the Contract Term shall be terminated by:

	a.	The death of Contractor;

	b.	The Contractor giving 90 days written notice to DSL of termination without cause;

c.

The permanent disability of Contractor which renders the Contractor unable to perform the services contemplated hereby in the absolute discretion of the Board of Directors of the Company upon the advice of a physician of their choice.

	d.	Termination for cause may occur without prior notice to Contractor and shall occur only upon the unanimous approval of all the Directors with the exception of Contractor.

e.

If the Contractor's contract is terminated pursuant to paragraph 8B or 8C, the Contractor hereby consents to cause Contractor to resign any and all positions of DSL forthwith. DSL shall have no further obligations pursuant to Contractor and all of DSL's obligations shall be deemed to have been fulfilled. In the event of termination by DSL pursuant to paragraph 8D, DSL shall pay to Contractor or its personal representatives the full compensation due pursuant to this agreement through the date of termination.

10.	Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

11.

Amendment: This Agreement embodies the entire Agreement of the parties respecting the matter within its scope, supersedes all previous agreements, if any, oral or written, may be modified only in writing, and shall be binding upon the parties hereto, their heirs, executors, administrators or successors.

12.

Notices: Any notices or other communications required or permitted hereunder shall be deemed given when deposited in registered or certified mail, postage prepaid, and if to the Contractor, addressed to Cindy Kelly & Associates, 101 ½ Mary Street West, Whitby, Ontario, L1N 2R4, except as shall have been specified in writing by either party to the other.

13.	Severability of Provisions: If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

14.	Descriptive Headings: Descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, DSL has caused this Agreement to be executed on its behalf by its Director and attested to by its Secretary, each of whom has been duly authorized and its corporate seal to be affixed hereto, and the Contractor has hereunto signed the Agreement, all as of the date and year first written above.

DSL PRODUCTS LTD.

/s/ Cindy Lee Kelly
By: Cindy Lee Kelly, President

Accepted and Agreed to:

/s/ Cindy Lee Kelly
By: Cindy Lee Kelly